UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2015

Wright Medical Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35823	13-4088127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1023 Cherry Road Memphis, Tennessee	38117
(Address of principal executive offices)	(Zip Code)

(901) 867-9971

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 13, 2015, Wright Medical Group, Inc. (the “Company”) entered into definitive agreements settling a patent infringement suit filed by ConforMIS, Inc. (“ConforMIS”) against the Company in September 2013 alleging that the PROPHECY® knee and ankle systems infringe four ConforMIS patents. These agreements memorialize an agreement in principle that was reached in October 2014, which was previously disclosed. Under the settlement, the Company entered into a license agreement with ConforMIS under which the Company received a fully paid, perpetual, non-exclusive, worldwide license under ConforMIS’s patent portfolio to make, use and sell patient-specific instrumentation, and any product, device or system that is used in connection with such patient-specific instrumentation, in the foot and ankle, but excluding patient-specific implants. The licensed products include the Prophecy® system for use with the Company’s InBone® and Infinity® total ankle replacement systems.

In conjunction with the ConforMIS license, the Company also entered into an agreement with MicroPort Orthopedics pursuant to which the Company agreed to pay on behalf of MicroPort, subject to the terms of that agreement, certain expenses, license fees and royalties owed by MicroPort Orthopedics (“MicroPort”) to ConforMIS under a license agreement simultaneously entered into by MicroPort and ConforMIS. The royalties payable by the Company on behalf of MicroPort, which the Company expects to run through 2026, are payable based on sales of MicroPort’s Prophecy® patient-specific instrumentation system for use with the Advance® and Evolution® total knee replacement systems, which the Company sold to MicroPort in January 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT MEDICAL GROUP, INC.

	By	/s/ Lance A. Berry
Date: April 15, 2015		Lance A. Berry Senior Vice President and Chief Financial Officer